Exhibit 99.1

For Release: March 23, 2017
Contact: Jamie Oberle, Merchants Bank, at (802) 865-1603

Merchants Bancshares, Inc. Stockholders Approve Merger

SOUTH BURLINGTON, VT—Merchants Bancshares, Inc. (NASDAQ: MBVT) (the “Company”) today announced that its stockholders have voted to approve the previously announced merger of the Company with Community Bank System, Inc.  Consummation of the merger is subject to regulatory approval and the satisfaction of other customary closing conditions.

On October 24, 2016, the Company and Community Bank System announced that they had entered into a definitive merger agreement under which Community Bank System will acquire the Company in a cash and stock transaction for total consideration valued at approximately $304 million. Under the terms of the agreement, the Company’s stockholders will have the option to receive, at their election, consideration per share equal to (i) 0.9630 shares of Community Bank System common stock, (ii) $40.00 in cash or (iii) the combination of 0.6741 shares of Community Bank System common stock and $12.00 in cash, subject to an overall proration to 70% stock and 30% cash.

About Merchants Bancshares, Inc.
Merchants Bancshares, Inc. reported total assets at December 31, 2016 of approximately $2.06 billion. Merchants Bancshares, Inc. is the holding company for Merchants Bank. The bank’s business, municipal, consumer, and investment customers enjoy personalized relationships, sophisticated online and mobile banking options, with 31 branches in Vermont and 1 location in Massachusetts, operating as NUVO, a division of Merchants Bank. Merchants Bancshares, Inc. is listed on the NASDAQ Stock Market and trades under the symbol MBVT. For more information about Merchants Bank visit www.mbvt.com.

Cautionary Note Regarding Forward-Looking Statements
Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “will,” “anticipate,” “expect,” “intend,” “estimate,” “target,” and words of similar import.  Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. Merchants Bancshares does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.